FOR IMMEDIATE RELEASE





             AMERICAN MOBILE ANNOUNCES THIRD QUARTER 1998 FINANCIAL
                                     RESULTS


RESTON, Va. - October 29, 1998 - American Mobile Satellite  Corporation (NASDAQ:
SKYC) today announced financial results for its third quarter ended September 30, 1998. Net service revenues for the quarter increased to $17.7 million from $5.6 million for the same period in 1997, an increase of 216%. Total revenues, including equipment sales, were $21.8 million compared with $10.8 million in the third quarter of 1997, an increase of 102%. The company reported a third quarter EBITDA loss of ($8.5) million, compared to ($9.4) million in the third quarter of 1997 and a net loss of ($36.3) million, or $(1.14) per share, compared to ($26.3) million, or ($1.04) per share, in the prior year's third quarter.

Excluding the acquisition of ARDIS, net service revenues increased 29 percent over the same quarter in 1997, with EBITDA loss declining by 23 percent.

"During the third quarter, American Mobile achieved a significant milestone. Our customer base has surpassed 100,000 wireless communications users nationwide," said Gary Parsons, chairman and CEO, American Mobile. "The addition of roughly 10,000 new subscribers, combined with improved revenue and EBITDA trends, shows continued solid growth in American Mobile's core transportation and field service market segments."

According to Walt Purnell, president of American Mobile, "Our subscriber growth is being led by organizations committing and recommitting their mission-critical applications to American Mobile. These companies include CNF Transportation, a large new customer which recently named American Mobile its exclusive wireless data network, and NCR, a long-standing customer which signed a contract extension following an extensive network evaluation. American Mobile addresses the complete wireless communications needs of its customers with superior coverage, unparalleled service and proven project management experience."

As announced separately, American Mobile reached agreement with Stratos Global Corporation making Stratos the exclusive distributor of American Mobile's maritime product to authorized dealers and existing Skycell customers. American Mobile will continue to offer capacity on a wholesale non-exclusive basis to other parties who serve the maritime market. As part of the agreement, Stratos will pay US $8.5 million for selected assets and contracts of American Mobile's maritime operation. Combining American Mobile's maritime efforts with those of Stratos is expected to provide improved focus and service to maritime customers, and an opportunity to more aggressively develop the maritime marketplace.

Also, effective January 1, 1999, American Mobile announced that its president, Walt Purnell, would assume the added responsibilities of chief executive officer. Gary Parsons will continue as Chairman of the Board, overseeing mergers and acquisitions, strategic planning and American Mobile's investment in XM Satellite Radio, Inc. "This step is in recognition of Walt's excellent performance in integrating the two companies during this past year, and allows us to focus our executive attention on the strategic opportunities which are important to American Mobile's future." said Gary Parsons.


About American Mobile

American Mobile (www.AmMobile.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of mobile communication services, including digital voice dispatch, data communications, dual-mode mobile messaging, position reporting services, and satellite telephone to the continental U.S., Alaska, Hawaii, Puerto Rico, the Virgin Islands, and hundreds of miles of U.S. coastal waters. American Mobile services are used in the transportation, field service, maritime, two-way messaging and telemetry markets. The company's major shareholders include Hughes Communications, Inc., Motorola, Inc., Singapore Telecom, and AT&T Wireless Services.
                                                  # # #

Factors that could cause forward-looking statements in this news release to differ materially from actual results are discussed in American Mobile Satellite Corporation's Form 10K for the year ended December 31, 1997, and other periodic filings the company has made with the Securities and Exchange Commission. Copies of the filings are available upon request from American Mobile Satellite Corporation's investor relations department.

Reference:  #98- 26

For more information contact:
Naomi Yeransian                                 Jon Bornstein/Albie Jarvis
American Mobile, Public Relations               Copithorne & Bellows
847-478-4233                                    919-562-6787/617-450-4300
naomi.yeransian@ammobile.com                    jon.bornstein@cbpr.com

Eric Swank
American Mobile, Investor Relations
703-758-6121
eric.swank@ammobile.com